Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-180168 on Form S-8 of Electromed, Inc. of our report dated September 23, 2014, relating to our audit of the consolidated financial statements of Electromed, Inc. and Subsidiary, which appears in this Annual Report on Form 10-K for the year ended June 30, 2014.

/s/ McGladrey LLP

Minneapolis, Minnesota

September 23, 2014